Exhibit 11
                                                                    Page 1 of 2


                            COLGATE-PALMOLIVE COMPANY

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                  Dollars in Millions Except Per Share Amounts
                                   (Unaudited)

- - - --------------------------------------------------------------------------------

                                                Three Months Ended March 31,
                                                   1995            1994
                                                ----------      -----------
PRIMARY

Earnings:
   Net income                                     $156.5          $149.6

   Deduct: Dividends on preferred shares,
      net of income taxes                            5.4             5.4
                                                   ------          ------

   Net income applicable to common shares         $151.1          $144.2
                                                   ======          ======

Shares (in millions):
   Weighted average shares outstanding             144.5           147.8
                                                   ======          ======

Earnings per common share, primary:
   Net income per share                           $  1.05         $   .98
                                                   ======          ======


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                                                                     Exhibit 11
                                                                    Page 2 of 2


                            COLGATE-PALMOLIVE COMPANY

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                  Dollars in Millions Except Per Share Amounts
                                   (Unaudited)

- - - --------------------------------------------------------------------------------

                                                  Three Months Ended March 31,
                                                      1995            1994
                                                  ------------    ------------
ASSUMING FULL DILUTION

Earnings:
  Net income                                         $156.5          $149.6
  Deduct: Dividends on preferred shares                  .1              .1
  Deduct: Replacement funding resulting
    from assumed conversion of Series B
    Convertible Preference Stock, net of tax            1.8             2.1
                                                      ------          ------
Net income applicable to common shares               $154.6          $147.4
                                                      ======          ======

Shares (in millions):
  Weighted average number of common shares
    outstanding                                       144.5           147.8
  Add: Assumed exercise of options reduced
    by the number of shares which could have
    been purchased with the proceeds from
    the exercise of such options                        2.2             2.1
  Add: Assumed conversion of Series B
    convertible Preference Stock                       12.2            12.3
                                                      ------          ------
  Weighted average number of common shares
    outstanding, as adjusted                          158.9           162.2
                                                      ======          ======
Earnings per common share, assuming
  full dilution:
  Net income per share                               $   .97         $   .91
                                                      ======          ======